EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT
     THIS AGREEMENT is made and entered into as of the 4th day of August, 2005 by and between ADVANCED ENERGY INDUSTRIES, INC. (“the Company”) and Linda Capuano (“Employee”).
     (1) Employee was laid off from active employment with the Company effective August 22, 2005 (“Separation Date”).
     (2) Within thirty (30) days following the expiration of the revocation period set forth in paragraph eight (8) below, the Company will pay Employee a lump sum in an amount totaling one hundred thirty five thousand dollars and zero cents ($135,000.00), subject to and less applicable withholdings.
     Employee’s group health insurance benefits will terminate effective August 31, 2005. Following the Separation Date, Employee may continue Company group insurance benefits to the extent allowed under applicable law (i.e., COBRA).
     (3) On the Separation Date, the Company paid to Employee all paid time off earned and unused as of the Separation Date. However, Employee will not be entitled to or accrue any additional vacation or fringe benefit eligibility or participation following the Separation Date, except as expressly set forth in this Agreement.
     (4) Employee agrees that, except as Employee’s responsibilities with the Company may require, Employee will not at any time disclose or use any confidential information or data acquired or developed during Employee’s employment. Further, Employee agrees that Employee will not at any time engage in any conduct contrary to the interests of the Company or enable others to make use of sensitive or confidential information of or relating to the Company obtained during Employee’s employment. If an Employee Agreement was executed, Employee understands and agrees that Employee remains bound by the provisions of said Employee Agreement which remains in full force and effect.
     (5) For a period of one year after Employee’s Separation Date, Employee agrees that Employee will not, directly or indirectly, solicit any current employee of the Company, on Employee’s behalf or on behalf of any other person, company, corporation, or other entity.
     (6) WAIVER AND RELEASE BY EMPLOYEE. In consideration of the payments and other consideration as set out in this Agreement, the Employee, Employee’s marital community, Employee’s heirs, executors, administrators, successors, and assigns, hereby knowingly and voluntarily waives, releases, acquits and forever discharges the Company, and all of its affiliates, partners, subsidiaries and their respective agents, officers, directors, shareholders and employees from any liability, action, suit, claim, damages, judgment, known or unknown, liquidated or unliquidated, fixed or contingent which Employee has ever had or ever may have, arising out of or in conjunction with Employee’s employment with the Company or any of its predecessors or affiliates or the termination thereof, including, without limitation, claims under federal, state or local common law or statute, as well as any form of employment discrimination prohibited under Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, ERISA, the Rehabilitation Act of 1973, and any other local, state or federal anti-discrimination law or ordinance, any applicable collective bargaining agreement, any applicable wage and hour laws, and from wrongful discharge, severance pay, breach of contract, breach of any express or implied promise, retaliation, breach of public policy, defamation, negligence or other tortious conduct, or any other theory, whether legal or equitable, including any claims which could have been asserted up to the date of execution of this Agreement.
     The release of claims included in this Agreement is, and is intended to be, broad and comprehensive and, therefore, covers all claims of whatsoever character and kind, whether known or unknown, and whether wholly or partially matured on or before the date this Agreement is executed. Employee expressly waives and relinquishes any and all rights and benefits employee has or may have been afforded by any applicable statute or common law principle relating to limitations on a release of claims, including without limitation Section 1542 of the California Civil Code which states as follows:
     A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.
     Employee acknowledges and understands the significance of this specific waiver of her rights, including without limitation those provided by Section 1542 of the California Civil Code.
     (7) Employee is hereby advised to consult with an attorney prior to executing this Agreement. Employee acknowledges that Employee has been granted a period of twenty-one (21) days following the Separation Date within which to consider this Agreement. Employee acknowledges that if Employee executes this Agreement prior to the expiration of twenty-one (21) days following the Separation Date, or if Employee chooses to forego the advice of an attorney, Employee does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement.
     (8) Employee may revoke this Agreement within seven (7) calendar days after signing it. Notice of revocation must be made in writing and must be received by Edward Hernandez at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. If Employee revokes this Agreement, the Company will be immediately released of any further obligation under this Agreement, the Company may recover any payments already made under this Agreement, and this Agreement will not be effective or enforceable.
     (9) Employee covenants that Employee has not commenced, and will not commence, legal proceedings of any type, whether on his own behalf or on behalf of any other person or entity, against the Company or individuals or entities released in this Agreement, or any of their respective successors or assigns, and further covenants not to maintain, join or assist in any such legal proceeding, suit, charge, or action.

     (10) If Employee breaches Employee’s promise in paragraph (9) and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related subsidiaries, officers, or employees of any of them, including reasonable attorneys’ fees, in defending against Employee’s claim. Employee will also return all sums which were paid to Employee pursuant to this Agreement.
     (11) Employee agrees to keep the terms of this Agreement strictly confidential and not to disclose those terms to anyone, except a spouse, attorney, or tax adviser, unless compelled to do so by compulsory court process. The parties agree that this confidentiality provision is a material term of this Agreement.
     (12) This Agreement shall be interpreted under the laws of the State of Colorado, without giving effect to conflict of law principles.
     (13) If any portion of this Agreement shall be held invalid by a court of competent jurisdiction, the validity of the remainder of this Agreement shall not be affected.
     (14) This Agreement supersedes any previous understandings, agreements or correspondence of the parties on this subject and is binding on the parties, their heirs, executors, administrators, and successors in interest including without limitation the Executive Change in Control Severance Agreement between Employee and the Company.

     (15) This document is the entire Agreement between Employee and the Company. The Company has made no promises to Employee other than those in this Agreement. This Agreement may not be changed orally, only in a written document signed by both Employee and the Company. For purposes of this Agreement, the parties shall be deemed to have participated equally in its drafting.
     (16) Advanced Energy’s D & O insurance coverage indemnifies you against any future claims against acts occurring during your employment period at Advanced Energy Industries, Inc.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
     THIS AGREEMENT CONTAINS A RELEASE. PLEASE READ CAREFULLY BEFORE SIGNING.

Dated: August 4, 2005	/s/ Linda Capuano
EMPLOYEE

Dated: August 4, 2005	/s/ Edward Hernandez
ADVANCED ENERGY INDUSTRIES, INC.